SMTP Changes Name to SharpSpring and Stock Symbol to “SHSP” Effective Today

Name Change Reflects Focus on Marketing Automation as well as New Management and Corporate Headquarters

GAINESVILLE, FL – December 1, 2015 – SMTP, Inc. (NASDAQ: SMTP), a global provider of cloud-based marketing technologies, has changed its name to SharpSpring, Inc. and stock ticker from “SMTP” to “SHSP,” effective at the beginning of trading today.

“I am very excited to unify our organization under the SharpSpring brand,” said Rick Carlson, CEO of SharpSpring. “Over the past year, SharpSpring has gone from the smallest piece of the overall business to the largest piece and this name change aligns us behind our strongest brand and strategic focus.”

“Over the past year and a half, we have evolved from an email delivery company into a leading marketing automation technology provider that consistently wins business against the biggest names in the industry. SharpSpring has become a powerful brand in the marketplace, and in light of this, we have now chosen SharpSpring to be our corporate identity as well. SharpSpring is the future of the company from a brand and product perspective, and we look forward to benefiting from a more unified and streamlined brand strategy.”

About SharpSpring, Inc.

SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, global provider of cloud-based marketing and email software solutions, ranging from marketing automation to scalable transactional email, email marketing, and mobile marketing services. The company’s product lines, which include SharpSpring, SMTP and GraphicMail, are known for their innovation, flexible architecture, ease of use, and cost-effectiveness — all backed by high-quality, multilingual customer support. Learn more at www.sharpspring.com, www.smtp.com, and www.graphicmail.com. (SharpSpring, Inc. was formerly known as SMTP, Inc., and traded under NASDAQ: SMTP.)

Important Cautions Regarding Forward Looking Statements

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K and other risks to which the Company is subject, and various other factors beyond the Company’s control.

Company Contact:

Edward Lawton

Chief Financial Officer

617-500-0122

ir@smtp.com

Investor Relations:

Liolios Group, Inc.

Chris Tyson

949-574-3860

SMTP@liolios.com